UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 2 to Form 8-A Originally Filed on December 12, 1996)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

COHU, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-1934119
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

12367 Crosthwaite Circle, Poway, California	92064-6817
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note

This Amendment No. 2 to Form 8-A is being filed by the registrant to supplement and amend the information set forth in the Form 8-A filed by the registrant with the Securities Exchange Commission on December 12, 1996, as amended by Amendment No. 1 filed December 11, 2006.

Item 1.	Description of Registrant’s Securities to Be Registered.

On April 6, 2015, Cohu, Inc. (the “Company”) and Computershare Inc., a Delaware corporation (successor-in-interest to Mellon Investor Services LLC, a New Jersey limited liability company), (the “Rights Agent”) entered into an Amendment No. 1 to Amended and Restated Rights Agreement (the “Amendment”) with respect to the Amended and Restated Rights Agreement dated as of November 10, 2006 by and between the Company and the Rights Agent (the “Rights Agreement”).

The Amendment changes the “Final Expiration Date” in Section 7(a) of the Rights Agreement from November 9, 2016 to April 6, 2015, effectively terminating the Rights Agreement as of that date.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference. The foregoing is also qualified in its entirety by reference to the descriptions and full text of the Rights Agreement thereto contained in the Company’s Current Report on Form 8-K filed on November 13, 2006, which is incorporated herein by reference.

Item 2.  Exhibits.

Exhibit No.	Description
Exhibit 4.1	Amended and Restated Rights Agreement dated November 10, 2006, between Cohu, Inc. and Mellon Investor Services LLC, as Rights Agent (incorporated herein by reference from Exhibit 99.1 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 13, 2006)

Exhibit 4.2	Amendment No. 1 dated April 6, 2015 to Amended and Restated Rights Agreement dated November 10, 2006, between Cohu, Inc. and Computershare Inc., a Delaware corporation (successor-in-interest to Mellon Investor Services LLC, a New Jersey limited liability company)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 6, 2015	Cohu, Inc.

	By:	/s/ Jeffrey D. Jones
Jeffrey D. Jones
VP Finance and Chief Financial Officer

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